Chapter 2: Code of Ethics and Conduct

As an investment adviser, Standard Pacific Capital, LLC (“SPC”) is a fiduciary.  It owes its clients the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty.  It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety.

This Code of Ethics and Conduct (the “Code”) is intended to set forth those policies and procedures and to state SPC’s broader policies regarding its duty of loyalty to clients (“Fund Clients”).

1.	General

1.1.	Basic Principles

This Code is based on a few basic principles that should pervade all investment-related activities of all employees, personal as well as professional:  (i) the interests of SPC’s clients come before SPC’s or any employee’s interests; (ii) each employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of clients and those of SPC or the employee; (iii) those activities must be conducted in a way that avoids any abuse of an employee’s position of trust with and responsibility to SPC and its clients, including taking inappropriate advantage of that position.

1.2.	Compliance with Regulatory Requirements

In addition to the basic principles above, all employees are specifically required to comply with any federal securities laws that are applicable to SPC either by reason of it being an investment adviser or required pursuant to advising a specific Fund Client.  Federal securities laws means, to the extent applicable at the time, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

1.3.	Chief Compliance Officer

Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the Chief Compliance Officer.  The Chief Compliance Officer will be designated from time to time by the Managing Member of the Firm.

1.4.	Security

For purposes of this Policy, the term “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option, or privilege entered into on a national securities exchange related to a foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

1.5.	Covered Accounts

Many of the procedures, standards and restrictions in this Code govern activities in “Covered Accounts.”  These consist of:

1.5.1.
Securities accounts of which SPC is a beneficial owner, provided that (except where the Chief Compliance Officer otherwise specifies) investment partnerships or other funds of which SPC or any affiliated company is a general partner or from which SPC or such a company receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that SPC or employees may be considered to have an indirect beneficial ownership interest in them; and

Each securities account registered in an employee’s name and each account or transaction in which an employee has any direct or indirect “beneficial ownership interest” (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as “Covered Accounts”).

1.6.	Beneficial Ownership

The concept of “beneficial ownership” of securities is broad.  It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.  Examples of some of the most common of those arrangements are set forth in Chapter 4: Personal Account Trading Policy, attached hereto as Exhibit A.1

Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

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1 The restrictions and reporting requirements in this Code do not apply to transactions in any account over which an employee does not have “any direct or indirect influence or control.” The most common example of such a situation is where securities are held in a trust of which an employee is a beneficiary but is not the trustee and has no control or influence over the trustee. This exception is very limited and will be construed narrowly. Questions about “influence or control” or otherwise about beneficial ownership or reporting responsibilities should be directed to the Chief Compliance Officer.

1.7.	Specific Rules are not Exclusive

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest.  Rather, they attempt to prevent some of the more common types of problems.  Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and an awareness that activities other than personal securities transactions could involve conflicts of interest.  (For example, accepting favors from broker-dealers could involve an abuse of an employee’s position.  SPC is a natural object of cultivation by securities dealers and it is possible that this consideration could impair SPC’s objectivity.)  If there is any doubt about a transaction for a reportable account or for an employee’s personal account, the Chief Compliance Officer should be consulted.

2.	Policies

All employees must comply with the following policies.

2.1.	Illegal Activities

As a matter of policy and the terms of each employee’s employment, the following types of activities are strictly prohibited:

2.1.1.
Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which SPC or any of its clients is a participant;

2.1.2.
Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements SPC has made to such person, in light of the circumstances under which they are made, not misleading;

2.1.3.	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

2.1.4.
Causing SPC, acting as principal for its own account or for any account in which SPC or any person associated with SPC (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

2.2.	Insider Trading

Employees are prohibited from engaging in what is commonly known as “insider trading”:  (i) trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law.  SPC has adopted an “Insider Trading Policy” which describes more fully what constitutes “insider trading” and the legal penalties for engaging in it.  Each employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so.  Employees should refer to the Insider Trading Policy (as well as this Code) whenever an employee believes he or she may have material nonpublic information.

2.3.	Frontrunning and Scalping

No employee may engage in what is commonly known as “frontrunning” or “scalping”:  buying or selling securities in a Covered Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or SPC’s recommendations regarding the security.2  No employee may buy or sell a security when he or she knows SPC is actively considering the security for purchase or sale (as applicable) in client accounts.

3.	Specific Rules

The following specific rules apply to all employees and all Covered Accounts.3

3.1.	Personal Account Policy

Except as otherwise allowed under the SPC Personal Account Policy, no employee may buy, sell, write an option to buy or sell, or pledge any security for any Covered Account without obtaining written clearance before the transaction.  The required procedures are described in the SPC Personal Account Trading Policy attached hereto as Exhibit A.

3.2.	Service as a Director

Except as otherwise allowed under the SPC Personal Account Policy, no employee may serve as a director of a publicly-held company without prior approval by the Chief Compliance Officer and the Managing Member of SPC based upon a determination that service as a director would not be adverse to the interests of any client. In the limited instances in which such service is authorized, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

3.3.	Gifts

No employee may receive any gift or other thing of more than nominal value from any person or entity that does business with or on behalf of any client. The required procedures are described in the SPC Gift and Entertainment Policy.

3.4.	Political Contributions

No employee may make a political contribution without first obtaining prior approval from the Chief Compliance Officer or his/her designee.  Pre-clearance is also required for donations to politicians or political parties unrelated to elections.  The donation of time by an individual to a political campaign or party (i.e. volunteering) does not require prior approval.  The required procedures are described in the SPC Political Contribution Policy.

3.5.	Duties of Confidentiality

All information relating to clients’ portfolios and activities and to proposed recommendations is strictly confidential.  Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

3.6.	Email and IM

All work related communications over email or IM must be through SPC’s email account, the IM account provided to SPC’s IT Department, or Bloomberg.  Any work related email sent to an employee’s personal account should be forwarded to his/her SPC email account.

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2 These practices may also constitute illegal “insider trading.” Some of the specific trading rules described below are also intended, in part, to prevent frontrunning and scalping.
3 If an account is managed by an investment adviser, other than SPC, to which full investment discretion has been granted, these rules will not apply for so long as the employee(s) who has (have) a beneficial ownership interest in the account do not have or exercise any discretion. Such accounts will remain subject to the reporting requirements set forth in the next section of this Code.

4.	Procedures; Sanctions

4.1.	Certification of Compliance

By January 30 of each year, each employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.

4.2.	Exceptions

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to clients’ interests or the limitations on an employee’s legitimate interests that would result would not be justified by resulting protection of clients’ interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules.  He or she will specify the limits and basis for each such exception.

4.3.	Retention of Reports and Other Records

The Chief Compliance Officer will maintain at SPC’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation.  The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940 and, if applicable, Rule 17j-1 under the Investment Company Act of 1940.

In addition the SPC Document Retention Policy provides the following direction regarding books and records retention:

4.3.1.	A copy of each Code of Ethics currently in effect and each Code of Ethics that was in effect in the past five years;

4.3.2.	A record of any violation of the Code of Ethics, and any action taken as a result of the violation;

4.3.3.	A record of all written acknowledgements of receipt, review and understanding of the Code of Ethics from each person who is currently, or within the past five years was, an employee;

4.3.4.	A copy or record of each report made by an SPC Covered Person, including any brokerage confirmations and brokerage statements obtained from SPC Covered Persons;

4.3.5.	A record of the names of persons who are currently, or within the past five years were, SPC Covered Persons and all persons who were responsible for monitoring and reviewing the Code of Ethics;

4.3.6.	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an Initial Public Offering, Limited Offering or any other Covered Security;

4.3.7.
A record of any exception from the Code of Ethics granted by the Chief Compliance Officer, all related documentation supplied by the employee seeking the exception, and the reasons supporting the decision to grant the exception; and

4.3.8.	Copies of any Registered Fund Reports made to the Registered Funds’ Boards and/or the chief compliance officers of the Registered Funds, as applicable

These books and records must be maintained by SPC in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate SPC office.

4.4.	Annual Report

The Chief Compliance Officer will prepare an annual report to the Managing Member of SPC:

4.4.1.	summarizing provisions of the Code concerning personal investing by employees and any changes in the procedures made during the past year;

4.4.2.	identifying any violations of the Code concerning personal investing by employees that required significant remedial action during the past year; and

4.4.3.	identifying any recommended changes in the Code based upon SPC’s experience thereunder, evolving industry practice, or developments in applicable laws or regulations.

4.5.	Reports of Violations

Any employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable.  The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

4.6.	Sanctions

Upon discovering that any employee has failed to comply with the requirements of this Code, SPC may impose on that employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

Exhibit A: Chapter 4: Personal Account Trading Policy

See Chapter 4.

Chapter 4: Personal Account Trading Policy

As an investment adviser Standard Pacific Capital, LLC (“SPC”) is a fiduciary, and as such has implemented this policy to ensure that the interests of our Client Accounts come before all others.  For purposes of this policy “Client Accounts” may include an investment company registered under the Investment Company Act or a separately managed account.

All SPC employees, Access Persons (as defined in Exhibit A), their spouses, minor children, and other relatives living full time in their homes (collectively “SPC Covered Persons”) are subject to this policy.

Personal securities transactions by SPC Covered Persons in Covered Accounts (as defined in Exhibit A) are subject to the following restrictions.

1.	Pre-clearance of Securities Transactions

No SPC Covered Person may purchase or sell or write an option to purchase or sell any Covered Security for any Covered Account without first obtaining prior approval. For purposes of this Policy, the term “Covered Security” includes all securities defined as “reportable securities” under Rule 204A-1 of the Investment Advisers Act of 1940, and includes:

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•	All forms of limited partnership and limited liability company interests, including interest in private investment funds (such as hedge funds), and interests in investment clubs;

•	Closed-end mutual funds and closed-end unit trusts;

•	Any exchange traded fund (“ETF”) which is not an Approved ETF (as defined below), and

•	Other Registered Investment Companies such as Business Development Companies and Unit Investment Trusts.

The term “Covered Securities,” does not include the following (“Excluded Securities”):

•	Direct obligations of the United States government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds or open-end unit trusts that are not advised or sub-advised by SPC;

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are advised by SPC;

•	Any securities in accounts over which an SPC Covered Person does not exercise any investment discretion, and

•	The following ETFs (“Approved ETFs”):

1.	Direxion Daily China Bear 3x Shares (YANG)
2.	iPath S&P GSCI Crude Oil Total Return Index (OIL)
3.	iShares Barclays 10-20 Year Treasury Bond Fund (TLH)
4.	iShares Barclays 1-3 Year Treasury Bond (SHY)
5.	iShares Barclays 20 Year Treasury Bond Fund (TLT)
6.	iShares Barclays 3-7 Year Treasury Bond Fund (IEI)
7.	iShares Barclays 7-10 Year Treasury Bond Fund (IEF)
8.	iShares Barclays Aggregate Bond Fund (AGG)
9.	iShares Barclays TIPS Bond (TIP)
10.	iShares FTSE/Xinhua A50 China Trkr (2823)
11.	iShares MSCI Brazil Index (EWZ)
12.	iShares MSCI EAFE (EFA)
13.	iShares MSCI Emerging Markets (EEM)
14.	iShares MSCI Indonesia (EIDO)
15.	iShares MSCI Japan Index (EWJ)
16.	iShares MSCI Malaysia Index Fund (EWM)
17.	iShares MSCI Philippines (EPHE)
18.	iShares Russell 1000 Growth (IWF)
19.	iShares Russell 1000 Value (IWD)
20.	iShares Russell 2000 (IWM)
21.	iShares S&P 500 Index (IVV)
22.	iShares S&P Global Energy Sector (IXC)
23.	iShares S&P India Nifty 50 Index Fund (INDY)
24.	iShares Silver Trust (SLV)
25.	Market Vectors Gold Miners (GDX)
26.	Market Vectors High Yield Muni Index (HYD)
27.	Market Vectors Junior Gold Miners (GDXJ)
28.	PIMCO Global Advantage Inflation Linked Bond ETF (ILB)
29.	PowerShares QQQ Trust, Series 1 (QQQ)
30.	ProFunds UltraJapan (UJPIX)
31.	ProShares UltraShort 20+ Year Treasury (TBT)
32.	Select Sector Financial SPDR (XLF)
33.	SPDR Barclays Capital High Yield Bond ETF (JNK)
34.	SPDR Dow Jones Industrial Average (DIA)
35.	SPDR Gold Trust (GLD)
36.	SPDR KBW Regional Banking (KRE)
37.	SPDR S&P 500 Trust (SPY)
38.	SPDR S&P MidCap (MDY)
39.	Vanguard FTSE Emerging Markets (VWO)
40.	Vanguard Total World Stock Index Fund (VT)
41.	WisdomTree Dreyfus Chinese Yuan Fund (CYB)
42.	WisdomTree Japan Hedged Equity Fund (DXJ)
43.	WisdomTree Japan Small Cap Dividend Fund (DFJ)

For the avoidance of doubt, Excluded Securities (other than Bank Deposits and Instruments) are still subject to the reporting requirements set forth in this Policy, specifically the Quarterly Personal Securities Trading Reports section.

Approval may be refused for any proposed trade by an SPC Covered Person that: (a) involves a security that is being or has been purchased or sold by SPC on behalf of any Client Account or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of SPC (such as the Insider Trading Policy); (c) breaches the SPC Covered Person’s fiduciary duty to any Client Account; (d) is otherwise inconsistent with applicable law, including the Advisers Act and the Employment Retirement Income Security Act of 1974; or (e) creates an appearance of impropriety.

All pre-clearance requests must be provided to the Head Trader or Senior Trader for authorization.  The Head Trader or Senior Trader will (i) confirm whether the security is being considered for purchase or sale by SPC; (ii) confirm that the security is below a market capitalization of $500 million. Should the proposed transaction exceed the requisite market capitalization amount, it must be reviewed and approved by a Managing Partner of SPC. In the event that neither Managing Partner is available for signature, the SPC Covered Person requesting authorization must refrain from executing the transaction until the required parties are available for signature.

Transactions effected without pre-clearance are subject, in the Chief Compliance Officer’s discretion (after consultation with other members of management, if appropriate), to being reversed or, if the employee made profits on the transaction, to disgorgement of such profits.

A pre-clearance authorization for a transaction is only valid for the day on which the approval is granted.  If the transaction is not completed that day, the employee must notify the Head Trader and confirm the approval is still valid.  This requirement applies to transactions involving open market orders as well as those involving orders at a specific price.

A copy of the Personal Account Trading Authorization Form is attached hereto as Form 1.

2.	Black-Out Periods

No SPC Covered Person may purchase a security within three (3) calendar days before or after any Client Account intends to buy or sell the same or related security. No SPC Covered Person may sell a security within three (3) calendar days before or after any Client Account intends to buy or sell the same or a related security.  Employees are restricted from buying or selling stocks in which the portfolio is currently active.

The Chief Compliance Officer may grant exemptions to the foregoing rules where strict adherence would result in prejudice to a Client Account’s interest (for example, when an SPC Covered Person has sold a security and, before the expiration of three days, external events make it important for a Client Account to sell the same or a related security quickly).  In no event, however, may any SPC Covered Person execute a transaction in a security for a Covered Account on any day during which there is pending for any Client Account any order in the same security until the order is executed or withdrawn.  This rule applies whether or not the transaction has already been cleared (e.g. earlier in the day than the time at which an order was first placed for a Client Account).

Transactions effected counter to the black-out period guidelines above are subject, in the Chief Compliance Officer’s discretion (after consultation with other members of management, if appropriate), to being reversed or, if the employee made profits on the transaction, to disgorgement of such profits.

3.	Short Term Trading:

No SPC Covered Person may purchase and subsequently sell a security within any sixty (60) day period, unless such transaction is approved in writing by a Managing Partner of SPC.  The Managing Partner shall consider the totality of the circumstances, including the frequency of short term trading by the SPC Covered Person, whether the trade would involve a breach of any fiduciary duty; whether it would otherwise be inconsistent with applicable laws and SPC policies and procedures; and whether the trade would create an appearance of impropriety. Based on the consideration of these issues, the Managing Partner shall have the sole authority to grant or withhold permission to execute the trade.

4.	New Issue Securities

No SPC Covered Person may directly or indirectly acquire beneficial ownership of new publicly offered issues of any securities (“New Issue Securities”) for any Covered Account in the public offering of those securities without the consent of the Chief Compliance Officer.

New Issue Securities, also known as Initial Public Offerings, are defined as an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

5.	Private Investment Funds or Private Placements

Directly or indirectly acquiring securities for Covered Accounts in a private placement or private investment fund must be cleared in advance.  In determining whether to approve any such transaction for an SPC Covered Person, the Chief Compliance Officer or his/her designee will consider, among other factors, whether the investment opportunity should be reserved for Client Accounts and whether the investment opportunity is being offered to the SPC Covered Person by virtue of his or her position with SPC.

Further, when an employee is notified by a private investment fund of a distribution of securities, the employee must notify the Chief Compliance Officer, in order to record the manner of acquisition of the securities.  The employee should complete a Personal Account Approval Form, noting that the shares were (or are to be) received from a distribution, and the name of the fund making the distribution.  Any subsequent sale of such shares is subject to the trade restrictions outlined in this Policy.

Private investment funds or placements, also known as Limited Offerings, are defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933

6.	Reports by Executing Broker/Dealers

Where possible, all SPC Covered Persons having accounts with any broker/dealer must ensure that the account is established so that duplicate copies of trade confirmations and account statements are submitted directly to Standard Pacific Capital, LLC (Attn: Chief Compliance Officer) by the broker/dealer.

7.	Quarterly Personal Securities Trading Reports:

At the end of each calendar quarter, the Chief Compliance Officer or his/her designee will review all SPC Covered Person personal securities files for completeness.  Within 30 days of quarter end the Chief Compliance Officer or his/her designee will provide Personal Securities Trading Reports to all SPC Covered Persons.  SPC Covered Persons must verify the information contained therein. Each report will contain the following information:

•	Name of SPC Covered Person

•	Title of the securities purchased or sold, including the exchange ticker symbol or CUSIP;

•	The interest rate and maturity date, where applicable;

•	The number of shares and principal amount of each security involved;

•	Date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

•	Price of the Covered Security at which the transaction was effected;

•	Names of the broker/dealer or bank through whom the transaction was effected; and

•	Date that the report is submitted by each SPC Covered Person

Following verification of the Personal Securities Trading Reports, the Chief Compliance Officer or his/her designee will review each report for any evidence of improper trading activities or conflicts of interest by the SPC Covered Person.

In lieu of manually listing each securities transaction on the Personal Securities Trading Report, copies of all trade confirmations or brokerage statements received during that quarter may be affixed to an SPC Covered Person’s report.

8.	Employee Confirmation of Reports

It is the policy of SPC that Personal Securities Trading Reports be attested to quarterly by SPC Covered Persons.  All SPC Covered Persons having no Covered Accounts must verify this fact quarterly on their reports and submit the report to the Chief Compliance Officer.

9.	Report of Holdings

Each employee must, within 10 days of the commencement of employment and any subsequent events involving the acquisition of securities (marriage, inheritance, etc.), disclose to the Chief Compliance Officer the identities, amounts, and locations of all securities owned in all Covered Accounts relating to him or her.  Such reports must be current as of a date not more than 45 days prior to the commencement of employment or any subsequent event.  Each report will include the following:

•	Title of the securities held, including the exchange ticker symbol or CUSIP;

•	The number of shares and principal amount of each security involved;

•	Name of the broker/dealer or bank which maintains the account in which the securities are held; and

•	Date that the report is submitted by the SPC Covered Person

Likewise, the Chief Compliance Officer will require each employee to disclose the identities, amounts, and locations of all securities owned in all Covered Accounts relating to him or her on an annual basis thereafter.  Such reports must be current as of a date not more than 45 days prior to the date the report is submitted.  This annual report will include the same information as the initial report above.

10.	Confidentiality and Document Retention

All statements of holdings, duplicate trade confirmations, duplicate account statements, and monthly and quarterly reports will generally be held in confidence by the compliance and records department.  However, the Chief Compliance Officer may provide access to any of those materials to other members of SPC’s management in order to resolve questions regarding compliance with this Policy and regarding potential purchases or sales for Client Accounts.

SPC has adopted a “Document Retention Policy” which describes more fully what time frames various documents are maintained for and in what locations they can be stored.  If applicable, that Policy ensures that records are maintained in accordance with Rule 17j-1 and allows SPC to provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.  That Policy provides the following direction regarding books and records retention:

•	A copy of each Code of Ethics currently in effect and each Code of Ethics that was in effect in the past five years;

•	A record of any violation of the Code of Ethics, and any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code of Ethics from each person who is currently, or within the past five years was, an employee;

•	A copy or record of each report made by an SPC Covered Person, including any brokerage confirmations and brokerage statements obtained from SPC Covered Persons;

•	A record of the names of persons who are currently, or within the past five years were, SPC Covered Persons and all persons who were responsible for monitoring and reviewing the Code of Ethics;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an Initial Public Offering, Limited Offering or any other Covered Security;

•
A record of any exception from the Code of Ethics granted by the Chief Compliance Officer, all related documentation supplied by the employee seeking the exception, and the reasons supporting the decision to grant the exception; and

•	Copies of any Registered Fund Reports made to the Registered Funds’ Boards and/or the chief compliance officers of the Registered Funds, as applicable

These books and records must be maintained by SPC in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate SPC office.

11.	Transaction Monitoring

To determine whether SPC Covered Persons have complied with the rules described above (and to detect possible insider trading), the compliance department will compare transactions in Covered Accounts with transactions in Client Accounts for transactions or trading patterns that suggest violations of this Policy or potential frontrunning, scalping, or other practices that constitute or could appear to involve abuses of employees’ positions.

Transactions in the Chief Compliance Officer’s Covered Accounts will be reviewed by a Managing Partner who will act, as to the Chief Compliance Officer transactions, in the same manner as the Chief Compliance Officer.  If the Managing Partner determines that a violation of this Policy has or may have occurred, he or she shall submit his or her written determination, together with documentation relating to the determination and any additional explanatory material provided by the Chief Compliance Officer to a Managing Partner of SPC, who shall make an independent determination of whether a violation has occurred.

Exhibit A: Covered Accounts

1.	Certain Definitions

1.1.	Security

For purposes of this Policy, the term “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option, or privilege entered into on a national securities exchange related to a foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

1.2.	Access Persons

These include any employee who:

1.2.1.	provides advice on behalf of SPC and is subject to SPC’s supervision and control

1.2.2.
has access to non-public information regarding a Client Account’s holdings, purchases or sales of securities, or is involved in making securities recommendations for Client Accounts or has access to such recommendations that are non-public

All of SPC’s officers, partners, traders and analysts are presumed to be Access Persons.

1.3.	Covered Accounts

These consist of:

1.3.1.
Securities accounts of which SPC is a beneficial owner, provided that (except where the Chief Compliance Officer otherwise specifies) investment partnerships or other Client Accounts of which SPC or any affiliated company is a general partner or from which SPC or such a company receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that SPC or employees may be considered to have an indirect beneficial ownership interest in them; and

1.3.2.
Each securities account registered in an employee’s name and each account or transaction in which an employee has any direct or indirect “beneficial ownership interest” (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as “Covered Accounts”).

1.4.	Beneficial Ownership.

The concept of “beneficial ownership” of securities is broad.  It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership.  Examples of some of the most common of those arrangements are set forth below.1

Beneficial ownership by a person will be interpreted in the same manner as it would be in determining whether that person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities a person has or acquires.  Some examples of when beneficial ownership would exist are where securities are held:

1.4.1.	by an employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

1.4.2.	by others for the employee’s benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators;

1.4.3.	for an employee’s account by a pledgee;

1.4.4.
by a trust in which an employee has an income or remainder interest unless the employee’s only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the employee;

1.4.5.
by an employee as trustee or co-trustee, where either the employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

1.4.6.	by a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

1.4.7.	by any non-public partnership in which the employee is a partner;

1.4.8.	by a personal holding company controlled by the employee alone or jointly with others;

1.4.9. 1.4.10. 1.4.11. 1.4.12.
in the name of the employee’s spouse unless legally separated;

in the name of minor children of the employee or in the name of any relative of the employee or of his/her spouse (including an adult child) who is presently sharing the employee’s home. This applies even if the securities were not received from the employee and the dividends are not actually used for the maintenance of the employee’s home;

in the name of any person other than the employee and those listed in (1.3.9) and (1.3.10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the employee obtains benefits substantially equivalent to those of ownership;

in the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership (as described in (1.3.11) above), if the employee can vest or revest title in himself/herself.

Note:  This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability.  An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

_______________________
1 The restrictions and reporting requirements in this Policy do not apply to transactions in any account over which an employee does not have “any direct or indirect influence or control.” The most common example of such a situation is where securities are held in a trust of which an employee is a beneficiary but is not the trustee and has no control or influence over the trustee. This exception is very limited and will be construed narrowly. Questions about “influence or control” or otherwise about beneficial ownership or reporting responsibilities should be directed to the Chief Compliance Officer.

Form 1: Personal Account Trading Authorization Form

Employee: ______________________________

Date: ______________________________

Security	# of Shares	Action (buy, sell, short, etc.)	Brokerage	Do you have material, non-public information?	Above Market Cap?	Short Term Trade?

Yes to either of these questions requires a PM approval, as well.

Trading Approval By:

____

Head Trader or Senior Trader Authorization

Additional Approval

____

Portfolio Manager Authorization

1 Day Trading Authorization Extension

____

Head Trader or Senior Trader Initial

NOTE: If you have access to any material, non-public information regarding the securities you intend to trade you *must* discuss that information with the CCO prior to making a trade.

Market Capitalization is below $500 million

Short Term trades are those held less than 60 days

Securities that do not require pre-approval: direct obligations of the U.S. government, shares issued by money market funds, open ended mutual funds or unit trusts not advised by SPC, and Exchange Traded Funds on the 'Approved ETFs' list. Note that it is your responsibility to discuss it with the CCO before executing transactions if you are unsure.

When this form is completed and has the proper approvals, deliver it to any Compliance personnel

Exhibit B: Quarterly Personal Securities Trading Report

Personal Trading Report

Please respond via email by [Date] confirming the Report’s accuracy or detailing any inaccuracies.

Trading Report for Confirmation
This Report is populated by the data provided on your brokerage statements and confirmations submitted by your brokerage firm(s) and is intended to reflect your recent Securities1 trading in any and all Covered Accounts2.

Employee	Brokerage	Account #	Security (Symbol)	# of Shares	Trade Type	Trade Date

What You Must Do
Please respond by sending a reply by e-mail No Later Than [Date] stating whether the Trading Report is accurate and if necessary, submitting additional trade documentation for unlisted trading activity.

1 A Security includes not only stocks, but also options, rights, warrants, futures contracts, convertible securities, i-shares or other securities that are related to securities in which SPC’s clients may invest or as to which SPC may make recommendations.  Exempt Securities include, but are not limited to, securities that are a direct obligation of the United States or other foreign sovereignties and mutual funds.

2 A Covered Account generally means each securities account registered in an employee’s name and each account or transaction in which an employee has any director or indirect beneficial ownership interest.

For additional guidance, please see the SPC Personal Account Policy.

*Quarterly Personal Securities Trading Reports are sent via email or through another time and date stamped method.
These Reports will always be made in this or a similar format, as approved by the Compliance Department.